Exhibit 99.1

PRESS RELEASE
Frequency Electronics, Inc. Announces  Fiscal Year 2016 Results
Mitchel Field, NY, July 25, 2016 – Frequency Electronics, Inc. (NASDAQ-FEIM) reported revenues of $60.4 million for fiscal 2016, which ended April 30, 2016, compared to revenues of $76.6 million for fiscal 2015.  Operating profit for fiscal 2016 was $1.3 million compared to operating profit of $3.7 million for fiscal 2015.  Net income for fiscal 2016 was $1.0 million or $0.11 per diluted share compared to net income of $2.8 million or $0.32 per diluted share for fiscal 2015.
Commenting on these results, Chairman of the Board Joel Girsky said: “This past year major customers of ours experienced a significant reduction, roughly 50%, under the predicted rate of Commercial and Government satellite contract awards. Funding issues and imminent technical innovations gave rise to postponements and delays. In turn, Frequency’s largest and long-term fastest growing business, satellite payloads, was impacted in bookings, revenues and in the introduction of new frequency converter products. Operating losses at subsidiaries further impacted consolidated results, which also effectively precluded meaningful M&A activity at the time. Despite these challenges, we took steps to remain profitable during the period and to generate positive cash flow.

On a highly positive note Frequency achieved great progress in our secure communications business.  FEI-Zyfer revenues grew 33% and operating profits doubled, reflecting this progress.  The overall opportunity in secure communications is enormous, comprising essentially all critical GPS dependent networks.

Principal customers in the satellite industry tell us they expect an upturn in contract awards to become evident later in this current calendar year. Accordingly we anticipate a return to accelerating growth in bookings and revenues as that cyclical upturn occurs.  Going forward, we fully expect to take all the steps needed to create very substantial growth in value for shareholders. ”

Fiscal 2016 Selected Financial Metrics and Other Items:
-	For the year ended April 30, 2016, revenues from satellite payloads were approximately 55% of consolidated revenues compared to 60% for the prior year.
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Total sales for U.S. Government/DOD end-use, including revenues on U.S. Government satellite programs, were approximately 60% of consolidated revenues in fiscal 2016 compared to 47% in fiscal year 2015.

-	Revenues from non-space U.S. Government/DOD customers were approximately 25% of consolidated revenues in fiscal 2016 compared to 20% in fiscal 2015.
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For fiscal 2016, the Company’s NY-segment included operating losses of approximately $2 million at FEI-Elcom and $470,000 at FEI-Asia. The Gilliam-FEI segment recorded an operating loss of approximately $1.3 million.  The FEI-Zyfer segment recorded an operating profit of approximately $2 million. In the current year we anticipate improvements in operating results and will address resource allocations at the segments which recorded losses during the past fiscal year.

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The gross margin rate for the year ended April 30, 2016 increased to 34%, despite lower revenues, compared to 31% in the prior fiscal year.  The company maintained full capacity scalability for increased production throughput.  The company can achieve significantly higher gross margin rates on increased throughput.

-	Backlog at April 30, 2016 was $32 million compared to $37 million at the end of the prior fiscal year and up from $22 million at the end of the previous quarter.
-	For the year ended April 30, 2016, the Company generated positive operating cash flow of $3 million. The Company expects to continue to generate positive cash flow in subsequent fiscal quarters.

Recent Events:
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General Joseph P. Franklin has stepped down as Chairman of the Board of Directors of the Company and Mr. Joel Girsky a director of the company has been elected Chairman of the Board of Directors. General Franklin has been appointed Chairman Emeritus and will continue to serve as a director of the company.

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On July 5, 2016, the Company received a letter from Privet Fund LP, a stockholder of the Company (“Privet Fund”), seeking to nominate four individuals for election to the Board of Directors at the Company’s 2016 annual meeting of stockholders.  The Board of Directors believes that Privet Fund is engaged in an effort to acquire control of the Company without paying a premium to the Company’s stockholders.  Accordingly, the Board does not believe that electing Privet Fund’s nominees would be in the best interests of the Company’s stockholders.  The Board has been considering and will continue to consider candidates for election at the Company’s 2016 annual meeting, and will make an appropriate recommendation.  Our recommendation will be contained in the proxy statement that we will file with the Securities and Exchange Commission to solicit proxies to elect our director nominees at Frequency’s 2016 annual meeting.  When completed and available, our definitive proxy statement and WHITE proxy card will be mailed to Frequency shareholders.

Investor Conference Call
As previously announced, the Company will hold a conference call to discuss these results on Monday, July 25, 2016, at 1:30 PM Eastern Time.  Investors and analysts may access the call by dialing 1-877-407-9205.  International callers may dial 1-201-689-8054.  Ask for the Frequency Electronics conference call.
The call will be archived on the Company’s website through August 17, 2016.  The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Conference ID #: 13641735.

About Frequency Electronics
Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.
Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments.”
Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective oscillators and components.  Additional information is available on the Company’s website: www.frequencyelectronics.com
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Martin Bloch, President, Chief Executive Officer:
TELEPHONE:          (516) 794-4500   WEBSITE:www.frequencyelectronics.com

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Ended April 30,		Year Ended April 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)	(audited)
	(in thousands except per share data)
Revenues	$14,212	$19,200	$60,394	$76,564
Cost of Revenues	9,499	13,887	39,958	53,016
Gross Margin	4,713	5,313	20,436	23,548
Selling and Administrative	3,138	3,659	13,205	14,207
Research and Development	1,534	1,701	5,929	5,666
Operating Profit(Loss)	41	(47)	1,302	3,675
Interest and Other, Net	30	248	773	861
Income before Income Taxes	71	201	2,075	4,536
Income Tax Provision	170	260	1,070	1,710
Net Income (Loss)	$(99)	$(59)	$1,005	$2,826

Net Income per Share:
Basic	$(0.01)	$(0.01)	$0.12	$0.33
Diluted	$(0.01)	$(0.01)	$0.11	$0.32
Average Shares Outstanding
Basic	8,744	8,643	8,728	8,611
Diluted	8,744	8,643	8,937	8,910

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	April 30,	April 30,
	2016	2015
	(unaudited)	(audited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$17,193	$18,408
Accounts Receivable	10,244	9,689
Costs and Estimated Earnings in Excess of Billings, net	11,133	12,929
Inventories	41,278	38,239
Other Current Assets	4,463	4,334
Property, Plant & Equipment	13,072	12,686
Other Assets	22,831	21,540
	$120,214	$117,825

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$8,758	$8,350
Long-term Debt	6,000	6,000
Other Long-term Obligations	12,104	11,665
Stockholders’ Equity	93,352	91,810
	$120,214	$117,825